EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MDwerks, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our report dated January 25, 2006, except for the second paragraph in Note 10, as to which the date is February 1, 2006 and the third paragraph of Note 10, as to which the date is February 13, 2006 on the consolidated financial statements of MDwerks, Inc. and Subsidiaries as of December 31, 2005 and for each of the two years in the period ended December 31, 2005. We also consent to the reference to our Firm under the captions ‘Experts’ in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 3, 2006